Exhibit 21

MAJOR SUBSIDIARIES OF LAFARGE NORTH AMERICA INC.

     The following indicates the corporate names (and all other significant names, if any, under which business is conducted) and jurisdictions of incorporation of the subsidiaries of Lafarge North America Inc., all of which are wholly-owned or majority-owned. Indirect subsidiaries of Lafarge North America are indented and listed following their direct parent corporations.

Name(s)	Jurisdiction of Incorporation

American Transport Leasing, Inc.	Delaware
Cement Transport, Ltd.	North Dakota
Friday Harbor Sand & Gravel Co.	Washington
International Atlantins Insurance Company	Vermont
Lafarge Dakota Inc.	North Dakota
Lafarge Midwest, Inc.	Delaware
Lafarge Presque Isle, Inc.	Delaware
Mountain Prairie Insurance Company, Inc.	Vermont
Redland Inc.	Delaware
Lafarge Mid-Atlantic, Inc.	Delaware
Lafarge West, Inc.	Delaware
Lafarge Southwest, Inc.	New Mexico
Sierra Bay Receivables Inc.	Nevada
Systech Environmental Corporation	Delaware
Lafarge Canada Inc.	Canada
Gestion Carim Inc.	Quebec
International Atlantins Agencies Inc.	British Columbia
Johnson Concrete & Material Ltd.	Saskatchewan
LCI-Warren Merger Inc.	Canada
Lafarge Canada Finance Inc.	Canada
The Warren Paving & Materials
Group Limited	Ontario
Les sablières Forestville Inc.	Quebec
Lulu Transport Inc.	British Columbia
N C Rubber Products Inc.	Ontario
Quality Ready-Mix Limited	Ontario
Re-Wa Holdings Ltd.	Alberta
Richvale York Block Inc.	Ontario
Valley Rite-Mix Ltd.	British Columbia

     Lafarge North America also does business under the following names: Florida Portland Cement Company, Lafarge Construction Materials, Lafarge Gypsum, Trinity Portland Cement Company.

     Lafarge Canada Inc. also does business under the following names: Alberta Concrete Products, Apex Gravel, Bestpipe, Canada Concrete, Capital Concrete, Challenge Concrete, Champion Concrete, Cinq Concrete, Coldstream Concrete, Columbia Concrete, Conmac Western Industries, Country Building Supplies, Crown Equipment, Crown Paving and Engineering, Duracon, Francon-Lafarge, Great Lakes Flyash, High River Concrete, Johnston Ready Mix, Lafarge Concrete, Lafarge Construction Materials, Lafarge Gypsum, Lethbridge Concrete Products, Maritime Cement, Nelson Aggregate Co., O.K. Construction Materials, Permanent-Lafarge, Red-D-Mix Block, Richvale — McCord, Richvale — York, Rocky Mountain Precast, Spartan Explosives, Standard Aggregates, Standard Asphalt, Supercrete, Trans-Alta Flyash.

     Information regarding approximately 85 additional subsidiaries of the Registrant has been omitted because such subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02(v) of Regulation S-X [17 CFR 210.1-02(v)].

     Information regarding 86 additional subsidiaries of the Registrant has been omitted because such subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02(v) of Regulation S-X [17 CFR 210.1-02(v)].